Exhibit 23.4

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 31, 2022, with respect to the financial statements of Advent Technologies GmbH included in this Registration Statement (Form S-1) and related Prospectus of Advent Technologies Holdings, Inc. for the registration of 10,152,865 shares of its common stock.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

Athens, Greece
April 21, 2022